Northrop Grumman Corporation Public Information 1840 Century Park East Los Angeles, California 90067-2199 Telephone (310) 553-6262 Fax (310) 556-4561

Contact: Frank Moore (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

For Immediate Release

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

Income from Continuing Operations Increases 59 Percent

Earnings per Share from Continuing Operations $1.21

Sales Increase 57 Percent to $6.6 Billion

Cash From Operations Totals $400 Million

2003 EPS from Continuing Operations Guidance Raised to $4.20—$4.30

2003 Guidance for Cash from Operations Raised

LOS ANGELES — Oct. 29, 2003 — Northrop Grumman Corporation (NYSE: NOC) reported income from continuing operations of $224 million, or $1.21 per share for the 2003 third quarter, compared with $141 million, or $1.17 per share, for the same period of 2002. Third quarter 2003 earnings per share are based on weighted average diluted shares outstanding of 184.5 million versus 115.2 million for the third quarter of 2002. Sales for the 2003 third quarter increased to $6.6 billion from $4.2 billion for the same period of 2002.

Ronald D. Sugar, Northrop Grumman’s chairman, chief executive officer and president said, “Northrop Grumman’s third quarter results were excellent from every perspective. The strong performance reflects 17 percent organic sales growth in our

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

heritage businesses and solid contributions from our new operating segments. To date, we have accomplished all major 2003 business initiatives, while strengthening our balance sheet. With the TRW integration largely behind us, we are focused on delivering continued superior program performance and becoming the most trusted provider of systems and technologies for national security.

“We are optimistic about Northrop Grumman’s future and have increased 2003 earnings per share and cash guidance while maintaining 2004 guidance for double-digit growth in earnings per share. We have won the major programs necessary to ensure continued growth, and we are currently competing for several multibillion dollar programs on the horizon,” Sugar added.

Total operating margin for the 2003 third quarter increased 38 percent to $431 million from $313 million in the same period a year ago. Double-digit growth at Electronic Systems, Ships and Integrated Systems, and operating margin from the company’s new Mission Systems and Space Technology segments, contributed to the year over year increase. Last year’s third quarter results included an $87 million pre-tax charge on Ships Polar Tanker program and a $65 million pre-tax charge on Electronic Systems F-16 Block 60 contract. These third quarter 2002 charges were partially offset by positive pre-tax adjustments of $69 million on Ships cancelled commercial cruise ship program and $20 million on an Information Technology contract.

Total operating margin in the third quarter of 2003 included pension expense of $143 million compared with pension income of $22 million for the 2002 third quarter. The CAS pension expense increased to $64 million in the third quarter of 2003 from $25 million for the comparable 2002 period.

Third quarter total operating margin also includes a $17 million net gain in “Unallocated expenses” resulting from two legal settlements, the subsequent reversal of

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

a previously established reserve, and the establishment of loss provisions for other legal matters. During the third quarter the company settled two civil False Claims Act cases, Newport News and Jordan, for $60 million and $20 million, respectively. As a result of the Newport News settlement, the company reversed a reserve, which, when established, had no effect on the company’s net income as it was recorded as a liability on the balance sheet as part of the purchase accounting for the December 2001 acquisition of Newport News. The unused portion of the reserve, approximately $120 million, was reversed in the third quarter, and together with third quarter loss provisions recorded for other legal matters, resulted in the $17 million net gain.

The company also reported a loss from discontinued operations of $46 million, including a goodwill impairment charge of $47 million, in the third quarter of 2003 versus a loss of $178 million, including a goodwill impairment charge of $186 million, in the third quarter of 2002. Net income for the 2003 third quarter was $184 million, or $1.00 per diluted share, compared with a net loss of $59 million, or $.56 per diluted share for the same period of 2002.

Company wide, contract acquisitions increased 7 percent to $4.3 billion in the 2003 third quarter from $4.0 billion reported for the same period a year ago due to the contributions of the Mission Systems and Space Technology segments. The company also won several major contracts this quarter, including approximately $4 billion for Virginia-class submarines and $1.9 billion for the Advanced Hawkeye. Only a small portion of the total value of these contracts is included in third quarter contract acquisitions and funded backlog due to low initial incremental funding. The company’s business backlog increased 10 percent to $23.6 billion at Sept. 30, 2003, from $21.5 billion reported a year earlier.

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

Guidance for 2003/2004

The company now expects 2003 sales to be between $25.5 and $26 billion and increased its 2003 guidance for earnings per share from continuing operations to $4.20 to $4.30 per share from the previous range of $4.00 to $4.25. The company also raised its estimate of 2003 cash from operations, before the March 2003 $1.0 billion B-2 tax payment, to approximately $1.5 billion from its previous range of $1.1 to $1.3 billion. For 2004, the company expects sales of approximately $28 billion and double-digit growth in earnings per share, assuming pension costs are the same as in 2003. Cash from operations for 2004 is expected to total approximately $1.5 billion.

Segment Results

Electronic Systems sales for the third quarter of 2003 increased 16 percent to $1.5 billion from $1.3 billion for the third quarter of 2002. Operating margin for the third quarter of 2003 was $162 million compared with $73 million for the third quarter of 2002. Results for sales and operating margin in the 2003 period include increased volume in Aerospace Electronic Systems F-16 and F-35 programs and Defensive Electronic Systems ALQ-135 and MH-53 programs. Third quarter 2002 operating margin included a $65 million pre-tax charge for the F-16 Block 60 combat avionics program.

Ships sales, which include the financial results of the Newport News and Ship Systems sectors, increased 24 percent to $1.4 billion in the 2003 third quarter from $1.1 billion in the 2002 third quarter. The sales growth reflects increased revenue on the DD(X) program, included in the Surface Combatant business area; and on the LPD program, included in the Amphibious and Auxiliary business area. Operating margin for the third quarter of 2003 was $83 million compared with $50 million for the third quarter of 2002, which included an $87 million pre-tax charge to operating margin on the

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

commercial Polar Tanker program partially offset by a $69 million positive pre-tax adjustment on the cancelled commercial cruise ship program.

Information Technology sales for the third quarter of 2003 increased 9 percent to $1.2 billion from $1.1 billion in the third quarter of 2002 primarily due to strong growth in the Government Information Technology and Enterprise Information Technology business areas. Operating margin for the third quarter of 2003 was $74 million compared with $91 million for the third quarter of 2002. Last year’s results included a $20 million positive pre-tax adjustment resulting from the restructuring of a contract included in the Technology Services business area.

Mission Systems sales and operating margin for the third quarter of 2003 were $1.0 billion and $66 million, respectively, led by its Command, Control & Intelligence business area.

Integrated Systems sales rose 21 percent in the third quarter of 2003 to $974 million from $807 million for the third quarter of 2002, primarily reflecting increased F-35 and Global Hawk sales. Operating margin for the third quarter increased 10 percent to $92 million from $84 million for the third quarter of 2002, primarily due to increased E-2C and B-2 operating margin, partially offset by lower Joint STARS operating margin due to reduced volume.

Space Technology sales and operating margin for the third quarter of 2003 were $742 million and $53 million, respectively.

Cash and Debt Measurements

Northrop Grumman’s total debt at Sept. 30, 2003, declined to $6.4 billion from $9.6 billion at Dec. 31, 2002, primarily reflecting the successful execution of the company’s plan to reduce acquired fixed-rate TRW debt. Interest expense for the third

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

quarter of 2003 increased to $118 million from $106 million for the 2002 third quarter. Net debt to total capital at Sept. 30, 2003, decreased to 29 percent from 34 percent at the end of 2002. The company’s cash provided by operations for the 2003 third quarter totaled $400 million. Cash provided by operations for the 2002 third quarter was $459 million. During the third quarter the company repurchased 550,000 shares of its common stock at an average price of approximately $86 per share.

About Northrop Grumman

Northrop Grumman Corporation is a $25 billion global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. The company employs approximately 120,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information is based on numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s ability to successfully integrate its acquisitions including TRW, to realize the preliminary estimates for accounting conformance and purchase accounting valuations for TRW which will be finalized in the 2003 fourth quarter and which may materially vary from these estimates, assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member,

NORTHROP GRUMMAN REPORTS

2003 THIRD QUARTER RESULTS –

RAISES 2003 GUIDANCE

to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology; naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its security analyst conference call at 2 p.m. EST Oct. 29, 2003. A live audio broadcast of the conference call will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

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SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

	THIRD QUARTER		FIRST NINE MONTHS
	2003	2002	2003	2002
OPERATING RESULTS HIGHLIGHTS
Total acquisitions	$4,291	$4,012	$16,621	$13,463
Total sales	6,619	4,214	19,112	12,376
Total operating margin	431	313	1,150	980
Income from continuing operations before cumulative effect of accounting change	224	141	605	471
Net income (loss)	184	(59)	642	(160)
Diluted earnings per share from continuing operations before cumulative effect of accounting change	1.21	1.17	3.21	3.96
Diluted earnings (loss) per share	1.00	(.56)	3.41	(1.56)
Net cash provided by operating activities	400	459	25	932

	SEP 30, 2003[1]	DEC 31, 2002 *
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$359	$1,412
Accounts receivable	2,987	2,949
Inventoried costs	1,125	1,091
Property, plant and equipment, net	3,921	3,605
Total debt	6,413	9,623
Net debt [2]	6,054	8,211
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	14,763	14,322
Total assets	33,661	42,326
Net debt to capitalization ratio[3]	29%	34%

*	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

[1]	Includes preliminary estimates of the fair market value of the assets acquired and liabilities assumed and the related allocations of the purchase price related to the TRW acquisition. Final valuations and allocations, which are expected to be completed by December 31, 2003, may differ from the amounts included herein.

[2]	Total debt less cash and cash equivalents.

[3]	Net debt divided by the sum of shareholders’ equity and total debt.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

	CONTRACT ACQUISITIONS				FUNDED ORDER BACKLOG
	THIRD QUARTER		FIRST NINE MONTHS		SEPTEMBER 30
	2003	2002	2003	2002	2003	2002
Electronic Systems	$1,175	$1,862	$4,089	$4,451	$6,212	$6,536
Ships	625	752	2,350	3,806	8,765	10,243
Information Technology	1,161	1,024	3,565	3,101	1,709	1,474
Mission Systems	950	—	2,955	—	2,670	—
Integrated Systems	314	484	2,821	2,374	3,781	3,454
Space Technology	314	—	1,724	—	909	—
Intersegment Eliminations	(248)	(110)	(883)	(269)	(484)	(219)

Total Segments	$4,291	$4,012	$16,621	$13,463	$23,562	$21,488

	NET SALES				OPERATING MARGIN
	THIRD QUARTER		FIRST NINE MONTHS		THIRD QUARTER		FIRST NINE MONTHS
	2003	2002	2003	2002	2003	2002 *	2003	2002*
Electronic Systems	$1,522	$1,311	$4,372	$3,811	$162	$73	431	$272
Ships	1,366	1,101	3,946	3,335	83	50	181	202
Information Technology	1,198	1,098	3,445	3,063	74	91	203	182
Mission Systems	1,021	—	3,033	—	66	—	196	—
Integrated Systems	974	807	2,778	2,443	92	84	302	277
Space Technology	742	—	2,123	—	53	—	140	—
Intersegment Eliminations	(204)	(103)	(585)	(276)

Total Segments	$6,619	$4,214	$19,112	$12,376	530	298	1,453	933

Reconciliation to operating margin [1]
Unallocated expenses					(17)	(30)	(69)	(83)
Pension (expense) income					(143)	22	(423)	68
Reversal of CAS pension expense included above					64	25	201	74
Reversal of royalty income included above					(3)	(2)	(12)	(12)

Operating margin					431	313	1,150	980
Interest income					16	2	45	6
Interest expense					(118)	(106)	(381)	(320)
Other, net					(5)	(11)	23	9

Income from continuing operations before income taxes and cumulative effect of accounting change					324	198	837	675
Federal and foreign income taxes					100	57	232	204

Income from continuing operations before cumulative effect of accounting change					224	141	605	471
(Loss) income from discontinued operations, net of tax					(46)	(178)	36	(177)
Gain (loss) on disposal of discontinued operations, net of tax					6	(22)	1	(22)

Income (loss) before cumulative effect of accounting change					184	(59)	642	272
Cumulative effect of accounting change					—	—	—	(432)

Net income (loss)					$184	$(59)	$642	$(160)

Diluted earnings (loss) per share
From continuing operations before cumulative effect of accounting change					$1.21	$1.17	$3.21	$3.96
(Loss) income from discontinued operations, net of tax					(.24)	(1.54)	.20	(1.55)
Gain (loss) on disposal of discontinued operations, net of tax					.03	(.19)	—	(.19)

Before cumulative effect of accounting change					1.00	(.56)	3.41	2.22
Cumulative effect of accounting change					—	—	—	(3.78)

Diluted earnings (loss) per share					$1.00	$(.56)	$3.41	$(1.56)

*	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

1	Pension expense is included in determining the sectors’ operating margin to the extent that the cost is currently recognized under government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total GAAP pension income or expense is reported separately as a reconciling item under the caption “Pension (expense) income.” The reconciling item captioned “Unallocated expenses” includes unallocated corporate expenses, state tax provisions, and other retiree benefit expenses.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

SALES BY BUSINESS AREA WITHIN SEGMENTS	THIRD QUARTER		FIRST NINE MONTHS
	2003	2002 *	2003	2002 *
Electronic Systems
Aerospace Electronic Systems	$473	$371	$1,310	$1,080
C4ISR&N	311	321	904	842
Defensive Electronic Systems	237	179	643	563
Navigation Systems	173	159	538	484
Space Systems	128	103	376	324
Other	200	178	601	518

	1,522	1,311	4,372	3,811

Ships
Aircraft Carriers	462	518	1,460	1,488
Surface Combatants	405	216	1,097	596
Amphibious & Auxiliary	271	196	739	585
Submarines	157	130	449	415
Commercial & International	37	15	92	169
Services & Other	34	56	109	165
Intrasegment Eliminations	—	(30)	—	(83)

	1,366	1,101	3,946	3,335

Information Technology
Government Information Technology	759	696	2,226	1,972
Enterprise Information Technology	225	195	587	500
Technology Services	175	172	517	486
Commercial Information Technology	67	54	200	160
Intrasegment Eliminations	(28)	(19)	(85)	(55)

	1,198	1,098	3,445	3,063

Mission Systems
Command, Control & Intelligence	383		1,150
Missile Systems	271		785
Federal & Civil Information Systems	198		606
Technical Services	179		521
Intrasegment Eliminations	(10)		(29)

	1,021		3,033

Integrated Systems
Air Combat Systems	644	465	1,754	1,422
Airborne Early Warning/Electronic Warfare	202	200	629	555
Airborne Ground Surveillance/Battle Management	128	140	397	466
Intrasegment Eliminations	—	2	(2)	—

	974	807	2,778	2,443

Space Technology
Intelligence, Surveillance, & Reconnaissance	221		626
Civil Space	145		390
Satellite Communications	110		358
Missile Defense	100		287
Radio Systems	106		286
Technology	60		176

	742		2,123

Intersegment Eliminations	(204)	(103)	(585)	(276)

Total Sales	$6,619	$4,214	$19,112	$12,376

* Certain prior year amounts have been reclassified to conform to the 2003 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES
Electronic Systems	$21	$21	$64	$64
Ships	10	11	31	33
Information Technology	5	5	15	15
Mission Systems	9	—	25	—
Integrated Systems	4	4	11	11
Space Technology	8	—	25	—

	$57	$41	$171	$123